Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of December 16, 2024 (the “Effective Date”), by and between The Dallas Morning News, Inc., a Delaware corporation (“Seller”), and 2201 Luna Road, LLC, a Texas limited liability company (“Purchaser”).

ARTICLE 1  PURCHASE AND SALE OF PROPERTY

1.1 Conveyed Property On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):

1.1.1 Land.    Seller’s fee simple interest in and to all of that certain tract of land located in Collin County, Texas, and described more particularly in Exhibit A attached hereto and incorporated herein by reference (the “Land”), together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest (if any), in and to (i)  all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (ii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iii) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.1.2 Improvements.  An approximately 619,655 square foot warehouse building, and all other improvements and structures constructed on the Land in connection therewith (the “Improvements” and together with the Land, the “Real Property”).

1.1.3 Personal Property.  All of Seller’s right, title and interest in and to all tangible personal property owned by Seller and located on the Land or within the Improvements as of the Closing (as herein defined) and used exclusively in connection with the ownership, use, maintenance or operation of the Real Property as of the Closing, other than the Excluded Property (collectively, the “Personal Property”). The Personal Property shall include all matters set forth on Schedule 1.1.3 attached hereto, which Purchaser acknowledges is being purchased for value and shall in no event be considered or deemed abandoned or discarded (the “Environmental Property”). Purchaser acknowledges that the Environmental Property is being sold AS-IS and without representation or warranty, and agrees to release, indemnify and defend Seller from all damages, costs and liabilities associated with Purchaser’s use or disposition of the Environmental Property, to the extent accruing after the Effective Date.

1.1.4 Leases.  Seller’s right, title and interest in all leases and licenses existing as of the Closing with tenants or other persons or entities leasing or otherwise occupying all or any portion of the Improvements (the “Leases”), a list of which is shown on Schedule 1.1.4.

1.1.5 Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.
1.1.6 Contracts. Seller’s right, title and interest in and to those certain maintenance, service or other contracts related to the Land, Improvements, Personal Property or Leases (including those listed on Schedule 1.1.6 attached hereto, the “Contracts”) that are in existence and will remain in existence after Closing which are to be assumed by Purchaser pursuant to Section 7.1.3.

1.1.7 Permits.  Seller’s right, title and interest in all permits, licenses, certificates of occupancy, if any, entitlements and governmental approvals that relate to the Land, Improvements, Personal Property, Leases, or Contracts, in each case limited to the extent assignable without consent (unless such consent is obtained) and without fee, penalty or other payment (collectively, the “Permits”).

1.1.8 Intangibles.  Seller’s right, title and interest, if any, in and to the following items, without warranty, in each case limited to the extent assignable without consent (unless such consent is obtained) and without fee, penalty or other payment:  consents, licenses, approvals, certificates, development rights, warranties, guaranties, plans and specifications, and surveys applicable solely to the Improvements (collectively, the “Intangibles”). All of the foregoing Intangibles are limited to the extent applicable solely to the Real Property, Personal Property, Permits or Contracts.

1.2 Excluded Property. Notwithstanding the foregoing, Personal Property and Intangibles shall not include the following property (collectively, the “Excluded Property”): (A) any personal property and fixtures owned, financed and/or leased by tenants or licensees; (B) any cash-on-hand, petty cash, bank accounts or other funds of Seller in whatsoever form the same are held; (C) any and all uncollected rents, all of which shall be separately adjusted between the parties pursuant to this Agreement; (D) excluding all amounts to be prorated pursuant to this Agreement, all rights to refunds, accounts receivable, accrued and unpaid claims, causes of action and rights of reimbursement from third parties, bonds (including payment and performance), and any other claims for payment Seller may have, to the extent arising or relating to the period prior to Closing; (E) all of Seller’s financial and corporate books and records, in whatsoever form or nature, relating to the management, business, financing and operation of the Seller or the Property, such exclusion to include, without limitation, corporate tax returns and reporting information, organizational documents, minutes, resolutions, and related corporate materials; (F) appraisals or valuations or other reports and studies (of whatsoever form or nature and whether or not prepared by the Seller or any other person) of the Property; (G) internal analyses and communications (of whatsoever form or nature) of the Seller relating to the Property or any other matter (including inspections, evaluations, approvals, work summaries and work product); (H) communications or other Property information prepared by or exchanged with legal counsel (whether internal or external) of the Seller; (I) financial statements and related confidential information of the Seller; (J) communications or other Property information prepared by or exchanged with any current or former lender of Seller (whether internal or external), and financial analyses, budgets and projections (by whomsoever prepared) relating to the Property or otherwise; (K)  except as otherwise expressly provided herein, all software of any kind or nature whatsoever, such exclusion to include, without limitation, applications software and computer software, databases, programs, archive media, backup media, electronic data, documentation, manuals and codes used by Seller in connection with the management, operation and maintenance of the Property; (L) any trademarks, trade names or other intellectual property not exclusively relating to the Real Property, such exclusion to include, without limitation, the tradename “The Dallas Morning News” and any variant thereof, and (M) any personal property, fixtures or equipment related to the Seller’s printing operation that are removed from the Property prior to the Closing Date, other than the matters listed on Schedule 1.2 attached hereto (the “Specified Personal Property”).  This paragraph shall survive the Closing.

ARTICLE 2 PURCHASE PRICE AND DEPOSIT

2.1 Payment.  The purchase price for the Property (the “Purchase Price”) is Forty-Three Million Five Hundred Thousand Dollars ($43,500,000.00).  The cash due at Closing on account of the Purchase Price shall be subject to credits and adjustments as set forth in this Agreement.  The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing.  Seller and Purchaser shall use commercially reasonable efforts to agree on the allocation of the Purchase Price among the Land, Personal Property and Improvements prior to the Closing.

2.2 Deposit.

2.2.1 Within three (3) Business Days after the Effective Date, Purchaser shall deposit with Republic Title of Texas, Inc. (the “Escrow Agent”), by bank wire transfer the sum of One Million Three Hundred Five Thousand Dollars ($1,305,000.00) (the “Deposit”).  The disposition of the Deposit shall be in accordance with the terms of this Agreement and the provisions set forth on Exhibit B attached hereto (the “Escrow Agreement”).   If the sale of the Property is consummated under this Agreement, the Deposit shall be paid to Seller and applied to the Purchase Price at Closing.  After the conclusion of the Inspection Period, if not terminated as provided in Section 5.2, the Deposit will be non-refundable to Purchaser, except as may otherwise be expressly provided in this Agreement. Purchaser hereby agrees that Five Hundred Dollars ($500.00) of the Deposit shall be independent consideration for Seller’s execution of this Agreement (the “Independent Consideration”) and, notwithstanding anything in this Agreement to the contrary, such Independent Consideration is deemed received by Seller as of the Effective Date and is non-refundable in all respects.

2.2.2 Within three (3) Business Days after the Effective Date, Purchaser shall deposit with Seller, by bank wire transfer the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Inspection Non-Refundable Deposit”), which shall be fully earned by Seller and non-refundable to Purchaser except solely in the event this Agreement terminates due to a default of Seller pursuant to Section 11.1 below, as provided in Section 10.1.2 and Section 10.2 below, or if any Phase I environmental report obtained by Purchaser prior to the expiration of the Inspection Period reveals any recognized environmental condition (“REC”) and a Phase II environmental report confirms the existence of such condition and suggests remediation of the same. Within three (3) Business Days after the Effective Date, Purchaser shall also deposit with Seller, by bank wire transfer the sum of Fifty Thousand Dollars ($50,000.00) (the “License Non-Refundable Deposit” and together with the Inspection Non-Refundable Deposit, the “Non-Refundable Deposits”), which shall be fully earned by Seller and non-refundable to Purchaser except solely in the event the Seller, as licensor, terminates that certain Short Term License dated as of the date hereof by and between Seller, as licensor, and Golabs, Inc., a Texas corporation, an affiliate of Purchaser deriving substantial benefit from the transaction contemplated herein, as licensee (the “License Agreement”) prior to the Closing Date for any reason other than a default by Purchaser under the License Agreement. If the sale of the Property is consummated under this Agreement, the Deposit and the Non-Refundable Deposits shall be applied to the Purchase Price at Closing.

ARTICLE 3 TITLE AND SURVEY

3.1 State of Title to be Conveyed.  Title to the Property shall be conveyed to Purchaser at Closing in fee simple by special warranty deed, subject to all matters of record (other than Monetary Liens and matters which Seller elects to cure in Seller’s Title Response, except to the extent Seller delivers a Seller’s Cure Notice with respect to such matter), all matters that would be disclosed by an inspection and survey, the Leases, the Contracts, and applicable laws and ordinances (collectively, the “Permitted Exceptions”).

3.2 Title Commitment and Survey.

1.1.1 Prior to the Effective Date, Seller provided Purchaser (i) a title commitment (“Title Commitment”) for an TLTA owner’s policy of title insurance issued by the Escrow Agent, together with (to the extent available to the Title Company or Seller) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property, and (ii) an existing survey (the “Existing Survey”) of the Real Property. Purchaser may obtain, at Purchaser’s expense, an updated survey (“Updated Survey” and together with the Existing Survey, the “Survey”) of the Real Property during the Inspection Period certified to Purchaser, Seller, Title Company and any other party as Purchaser may direct, and promptly provide copies of the Updated Survey to Seller and the Escrow Agent. Seller agrees to provide a “no change” survey affidavit in commercially reasonable form acceptable to the Escrow Agent and Seller confirming that since the date of Seller’s Existing Survey, which the parties agree is August 28, 2024, no additional improvements have been constructed on the Property, no material alterations to the existing improvements have occurred on the Property, and otherwise in reasonable form sufficient to cause the Escrow Agent to amend the survey exception in the Title Commitment to read “shortages in area” only.

1.1.2 No later than ten  (10) days following the Effective Date (the “Title Notice Deadline”), Purchaser may notify Seller of any defects in or encumbrances upon Seller’s title to the Property and/or the Survey (“Purchaser’s Objections”). Within five (5) days after Seller’s receipt of Purchaser’s Objections, Seller shall notify Purchaser in writing of the Purchaser’s Objections, if any, which Seller elects to cure at or prior to Closing (“Seller’s Title Response”).  Seller’s failure to provide such a Seller’s Title Response for any one or more objections will be deemed an election by Seller not to cure any of such Purchaser’s Objections. If Seller elects not to cure any or all of Purchaser’s Objections, Purchaser may (as its sole and exclusive remedy) (i) terminate this Agreement by delivering written notice to Seller on or before five (5) days after receipt or deemed receipt of Seller’s Title Response (but in all events prior to the end of the Inspection Period, except as set forth in Section 3.2.3 below); in which event, the Deposit will be returned to Purchaser so long as no indemnity claims pursuant to Section 5.1.8 below remain outstanding (in which case the Deposit shall be held by Escrow Agent until the satisfaction of such claim), and neither party shall have any rights or obligations under this Agreement (other than any obligations of either party that expressly survive termination), or (ii) waive Purchaser’s Objection and proceed to Closing. Purchaser’s failure to timely terminate this

Agreement pursuant to the preceding sentence shall be a deemed waiver of Purchaser’s Objections. If Seller elects to cure any Purchaser’s Objection, but (i) is unable to effect a cure of such Purchaser’s Objection on or before the Business Day immediately prior to the Closing Date, or (ii) Seller provides Purchaser written notice that it will be unable to timely effect a cure of such Purchaser’s Objection (“Seller’s Cure Notice”), then Purchaser as its sole and exclusive remedy may either terminate this Agreement upon the first to occur of (a) five (5) days after receipt of Seller’s Cure Notice, or (b) the Business Day immediately prior to the Closing Date or waive Purchaser’s Objection and proceed to Closing. Seller agrees to keep Purchaser reasonably apprised of Seller’s progress toward removing, correcting and/or satisfying Purchaser’s Objections that Seller elects to cure in Seller’s Title Response.  If Purchaser timely terminates this Agreement, the Deposit shall be returned to Purchaser so long as no indemnity claims pursuant to Section 5.1.8 below remain outstanding (in which case the Deposit shall be held by Escrow Agent until the satisfaction of such claim) and this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination of this Agreement. If Purchaser fails to provide Purchaser’s Objections by the Title Notice Deadline, it shall be deemed to have approved the Title Commitment and Survey and deemed to have waived all objections thereto. For the avoidance of doubt, Seller shall be deemed to have cured a Purchaser Objection if the Title Company agrees to provide title insurance with respect to such matter or remove an exception to coverage for the subject item.

1.1.3 In the event an update to the Title Commitment following the Title Notice Deadline discloses any new title or survey matters that (i) materially and adversely affect the Property, and (ii) has not otherwise been previously disclosed to Purchaser, Purchaser may deliver written notice to Seller of the same (“Supplemental Objections”) within three (3) days of receipt of such updated Title Commitment or Survey, as applicable. Thereafter, the Supplemental Objections shall be treated in the same manner as the Purchaser Objections under Section 3.2.2.

1.1.4 Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any expense whatsoever to eliminate, modify or cure any title or survey matter with respect to the Property except for the items Seller has elected to cure in Seller’s Title Response, except to the extent Seller delivers a Seller’s Cure Notice with respect to such matter. Notwithstanding anything to the contrary set forth herein, at or prior to the Closing Date, without any objection required by Purchaser, Seller shall be required to (i) satisfy, cure, cause to be released, or otherwise bond around all materialmen’s and mechanic’s liens affecting the Property created by, through or under Seller (specifically excluding any matters created by Purchaser and Purchaser’s representatives), and (ii) discharge any mortgage or deed of trust granted by Seller (if any), which Seller shall provide a payoff letter to Escrow Agent at Closing and cause such mortgage or deed of trust to be paid in full at Closing (collectively, “Monetary Liens”).

ARTICLE 4 PROPERTY INFORMATION

4.1 Property Information.  Within ten (10) Business Days after the Effective Date, Seller shall use commercially reasonable efforts to make available to Purchaser, either at the Property or via a due diligence website, the following, each to the extent in Seller’s actual possession or control (to Seller’s knowledge) and relating exclusively to the Property: (a) engineering reports obtained in the two (2) years prior to the Effective Date, (b) as-built and base buildings drawings and disks, (c) copies of all leases, service contracts and other contractual commitments, and (d) Phase I and Phase II environmental site assessments obtained in the two (2) years prior to the Effective Date, if any.  If Purchaser requests delivery of any additional information related to the Property during the Inspection Period, Seller agrees to use commercially reasonable efforts to deliver such requested information to Purchaser provided, however Seller shall not be required to deliver any information (i) that is privileged or confidential, is not in Seller’s actual possession or control (to Seller’s knowledge), or does not relate exclusively to the Property, (ii) if Seller would incur material additional expense or liability in providing the same, or (iii) if the same consists of internal summaries or analyses or requires preparation of the same.  All materials pertaining to the Property that have been made available to Purchaser on the due diligence website or at the Property are hereinafter collectively referred to as the “Property Information”. Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17.  Seller makes no representation or warranty as to the truth, accuracy, or completeness of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.

ARTICLE 5 PURCHASER’S DUE DILIGENCE

5.1 Purchaser’s Due Diligence

5.1.1 Purchaser shall have from the Effective Date hereof until the date that is January 17, 2025 (the “Inspection Period”) within which to make such inspections and investigations desired by Purchaser with respect to the Property, subject to the terms of this Agreement.  Subject to the provisions of this Section, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser's Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required herein, to enter upon and pass through the Property during normal business hours to examine and inspect the same.  Notwithstanding any such inspection, or anything to the contrary contained herein, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property.

5.1.2 In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or with any tenants (including, without limitation, having any contacts whatsoever with tenants, including but not limited to telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller, or (ii) damage the Property.  In conducting any inspection of the Property or otherwise accessing the Property, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants of the Property (and any persons claiming by, under or through such tenants), and Purchaser shall ensure that neither it nor any of Purchaser’s Representatives shall materially interfere with the business of Seller conducted at the Property or disturb the use or occupancy of any tenant or occupant of the Property.  Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing, and Purchaser shall comply with all of Seller’s requirements regarding entry upon the Property.  As a condition to each entry of the Property allowed pursuant to this Agreement by any Purchaser’s Representative, Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least one (1) Business Day prior notice thereof.  Seller shall be entitled to have a representative present at all times during each such inspection or other access.  Requests to schedule and coordinate inspections pursuant to this Section 5.1.2 may be made directly to the following Seller representative: Josh Barnes, Senior Vice President of Holt Lunsford Commercial, jbarnes@holtlunsford.com, 972.280.8353.

5.1.3 If the Closing shall not occur for any reason whatsoever, Purchaser shall, on or before the date that is three (3) days following termination of this Agreement:  (A) if requested by Seller, deliver to Seller without representation or warranty of any kind, express or implied and at no cost to Purchaser, copies of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser’s Representatives, or for Purchaser’s benefit, that are in the possession or control of Purchaser or Purchaser’s Representatives,; (B) promptly return to Seller copies of the Property Information delivered by or on behalf of Seller to Purchaser or any Purchaser’s Representatives; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above, other than those materials returned or otherwise provided to Seller pursuant to (A) or (B) above.  This Section 5.1.3 shall survive any termination of this Agreement.

5.1.4 Notwithstanding anything in this Agreement to the contrary, Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing or any sampling, of the Property or any building material, including without limitation in connection with the preparation of an environmental report or in connection with any other inspection of the Property in each case without the prior written consent of Seller, which Seller may give or withhold in its sole discretion.

5.1.5 Prior to and as a condition to any entry on the Property by any Purchaser’s Representative, Purchaser shall deliver to Seller a certificate of insurance from Purchaser and/or from any Purchaser Representative entering the Property) evidencing not less than the following insurance coverage: (i) Commercial General Liability insurance with limits of liability not less than $3,000,000 per occurrence; (ii) Commercial Auto Liability insurance with combined single limits of liability not less than $1,000,000; and (iii) Workers’ Compensation insurance in accordance with applicable statutory requirements. Such insurance shall be written on an occurrence basis, shall include a contractual liability endorsement that insures the indemnity obligations hereunder, and shall name Seller, Seller’s property manager, and any holder of a lien on the Property as additional insureds. Purchaser hereby represents and warrants that it carries the insurance required under this Section 5.1.5.

5.1.6 Purchaser shall, at its sole cost and expense and in strict accordance with all requirements of applicable law, promptly repair any and all damage to or alteration of the Property or other personal property located thereon which directly or indirectly results from the exercise of Purchaser’s and/or Purchaser’s Representatives activities on the Property and restore the Property and other personal property located thereon to the same condition as existed immediately prior to such activity. This Section 5.1.6 shall survive any termination of this Agreement.

5.1.7 Purchaser shall keep the Property free and clear of any mechanics’ and materialmen’s liens or other liens arising out of Purchaser or Purchaser’s Representatives’ activities on the Property (a “Purchaser Lien”). If any Purchaser Lien shall at any time be filed, Purchaser shall promptly commence and cause the same to be discharged by satisfying the same. Failure by Purchaser to discharge a Purchaser Lien within ten (10) days of obtaining actual knowledge of the threat or existence of same shall be a material breach of this Agreement and shall entitle Seller, at its option and in addition to any other remedy Seller may have at law, in equity or by contract, immediately to declare this Agreement to be terminated. Further, Seller shall have the right to elect to satisfy or bond over any Purchaser Lien, as may be necessary or desirable in Seller’s sole discretion, if the same is not discharged within ten (10) days’ of Purchaser’s  actual knowledge of the same, and Purchaser shall reimburse Seller for any costs actually incurred associated with such discharge or bond.  Without limiting Seller’s remedies against Purchaser for failure to reimburse in accordance with the preceding sentence, if Purchaser does not pay such amounts due to Seller within five (5) days of receipt of an invoice for the same, Escrow Agent shall release the Deposit to Seller to pay for such expenses. This Section 5.1.7 shall survive any termination of this Agreement.

5.1.8 PURCHASER HEREBY EXPRESSLY AGREES TO INDEMNIFY, DEFEND (WITH COUNSEL CHOSEN BY SELLER) AND HOLD SELLER, ITS TENANTS, AGENTS,  CONTRACTORS, EMPLOYEES, OFFICERS, DIRECTORS, TRUSTEES, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, PRINCIPALS, PARENTS, SUBSIDIARIES OR OTHER AFFILIATE OR RELATED PARTY, INCLUDING, WITHOUT LIMITATION, THE GENERAL CONTRACTOR, OR ANY OFFICER, DIRECTOR, EMPLOYEE, TRUSTEE, SHAREHOLDER, PARTNER OR PRINCIPAL OF ANY PARENT, SUBSIDIARY OR OTHER AFFILIATE (THE “SELLER PARTIES” OR A “SELLER PARTY”) AND THE PROPERTY HARMLESS AGAINST ANY CLAIM, LIEN, LOSS, COST, EXPENSE, DAMAGE, JUDGMENTS, PENALTIES, OR INJURY, INCLUDING ATTORNEYS FEES (COLLECTIVELY, A “LOSS”) TO EITHER PERSONS OR PROPERTY ARISING OUT OF OR IN CONNECTION WITH PURCHASER’S OR ANY PURCHASER REPRESENTATIVES’ ACTIONS UNDER THIS SECTION 5.1 EVEN THOUGH SUCH LOSS MIGHT BE BASED ON THEORIES OF THE NEGLIGENCE OR STRICT LIABILITY OF PURCHASER, PURCHASER’S REPRESENTATIVES, UNLESS SUCH LOSS IS CAUSED AS A RESULT OF SELLER OR A SELLER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE FOREGOING INDEMNITY WILL NOT COVER LIABILITY ARISING FROM (I) THE PRE-EXISTING PHYSICAL CONDITION OF THE PROPERTY THAT IS NOT EXACERBATED BY PURCHASER OR PURCHASER’S REPRESENTATIVES, AND (II) MATTERS CAUSED BY THE GROSS NEGLIGENCE OF SELLER. THIS SECTION 5.1.8 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

5.2 Termination Right. This Agreement shall terminate and the parties hereto shall have no rights, duties, or obligations hereunder, except those specifically stated herein to survive 8 termination of this Agreement if, prior to 5:00 p.m. Central time on the last day of the Inspection Period, (i) Purchaser does not furnish written notice to Seller that it elects to proceed to Closing as provided in this Agreement (as determined by Purchaser in its sole discretion) (“Notice to Proceed”), or (ii) Purchaser provides written notice to Seller that Buyer has otherwise determined that it does not desire to purchase the Property for any reason (a “Termination Notice”). Provided, however, Purchaser shall only be entitled to receive a return of the Deposit (plus accrued interest thereon) if the Purchaser timely provides a Termination Notice as provided in the preceding sentence or delivers written confirmation of the termination of this Agreement to Seller prior to the expiration of the Inspection Period. In the absence of a timely delivered Notice to Proceed or Termination Notice as provided herein, the contingency provided for in this Section 5.2 shall no longer be applicable, Purchaser shall be deemed to have waived its right to terminate under this Section 5.2, this Agreement shall continue in full force and effect, subject to and in accordance with its terms, and the Deposit shall thereafter be fully earned by Seller and non-refundable to Purchaser, except as may otherwise be expressly provided in this Agreement.

5.3 As Is, Where Is.

5.3.1 Except as provided in the express representations and warranties of Seller set forth in Sections 6.1 and 12.1 of this Agreement and in the Deed or any other document to be delivered to Buyer from Seller at Closing pursuant to Section 9.2.1 (collectively, the “Express Representations”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller.

5.3.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of title, zoning, acreage, tax consequences, physical or environmental condition (including, without limitation,  any pollution or contamination or laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage, release, removal, remediation, investigation or disposal of any toxic or hazardous waste, solid waste, chemical, or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

5.3.3 NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, BUT SUBJECT TO THE EXPRESS REPRESENTATIONS AND SELLER’S OBLIGATIONS SET FORTH IN SECTION 7.1 OF THIS AGREEMENT, AND SUBJECT TO ARTICLE 10 HEREOF, THE PROPERTY, INCLUDING WITHOUT LIMITATION THE ROOFS, ALL STRUCTURAL COMPONENTS, ALL HEATING, VENTILATING, AIR CONDITIONING, MECHANICAL, PLUMBING, AND ELECTRICAL SYSTEMS, FIRE AND LIFE SAFETY AND ALL OTHER PARTS OF THE IMPROVEMENTS CONSTITUTING A PORTION OF THE PROPERTY, SHALL BE CONVEYED TO PURCHASER, AND PURCHASER SHALL ACCEPT SAME, IN THEIR “AS IS” “WHERE IS” CONDITION ON THE CLOSING DATE, “WITH ALL FAULTS” AND “SUBJECT TO ALL DEFECTS.”  PURCHASER ACKNOWLEDGES THAT SELLER’S WILLINGNESS TO

SELL THE PROPERTY TO PURCHASER AT THE PURCHASE PRICE HAS BEEN INDUCED, IN PART, BY THE AGREEMENT OF PURCHASER TO PURCHASE THE IMPROVEMENTS AND THE PERSONAL PROPERTY IN SUCH “AS IS” CONDITION.  PURCHASER HEREBY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS NOT IN A DISPARATE BARGAINING POSITION WITH RESPECT TO SELLER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, THAT PURCHASER FREELY AND FAIRLY AGREED TO THE WAIVERS AND CONDITIONS OF THIS SECTION 5.3 AS PART OF THE NEGOTIATIONS OF THIS AGREEMENT, AND PURCHASER HAS BEEN REPRESENTED BY ADEQUATE LEGAL COUNSEL IN CONNECTION HEREWITH AND HAS CONFERRED WITH SUCH LEGAL COUNSEL CONCERNING THE WAIVERS AND OTHER CONDITIONS OF THIS SECTION 5.3.

5.3.4 WITHOUT IN ANY WAY LIMITING ANY PROVISION OF THIS SECTION 5.3, PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND THE OBLIGATIONS OF SELLER SET FORTH IN SECTION 7.1 OF THIS AGREEMENT, AND SUBJECT TO ARTICLE 10 HEREOF, PURCHASER HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE AGAINST SELLER, WITH RESPECT TO (I) THE DISCLAIMED MATTERS, (II) THE CONDITION OF THE PROPERTY AS OF THE CLOSING DATE, (III) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTY WITH REGARD TO ANY ENVIRONMENTAL PROTECTION, POLLUTION CONTROL OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OR ANALOGOUS STATE LAWS, OR (IV) ANY OTHER STATE OF FACTS THAT EXISTS WITH RESPECT TO THE PROPERTY.  THE WAIVER, RELEASE AND DISCHARGE SET FORTH IN THIS SECTION 5.3.4 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows (collectively, “Seller’s Warranties”):
6.1.1 Organization. Seller is a Delaware corporation, duly formed and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Texas.

6.1.2 Authority/Consent.  Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement.

6.1.3 Litigation. To Seller’s knowledge, except as may be disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not 10 limited to, any condemnation action, eminent domain action, or real estate tax appeal) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property, in each case, that has either been initiated by Seller or in which Seller has appeared.

6.1.4 Bankruptcy.  No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened in writing, against Seller.

6.1.5 Contracts.  To Seller’s knowledge, those Contracts referenced on Schedule 1.1.6 are all of the Contracts in effect and entered into by Seller as of the Effective Date.  Seller has provided Purchaser with copies of all Contracts that are true, correct, and complete in all material respects, including all amendments and modifications thereof, prior to the execution of this Agreement by Purchaser and Seller.

6.1.6 Leases.  To Seller’s knowledge, except for the Leases referenced on Schedule 1.1.4, there are no leases or similar types of occupancy agreements in effect that will affect the Property after Closing.

6.1.7 Violations of Law.  Except as set forth on Schedule 6.1.7, and to Seller’s knowledge, Seller has not received written notice in the past twelve (12) months from any governmental authority of any material violation of any federal or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) that are unresolved.

6.1.8 Foreign Person.  Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended (the “Code”).

6.1.9 No Conflicts.  To Seller’s knowledge, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.

6.1.10 Prohibited Transaction.  Neither Seller nor, to Seller’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

6.1.11 Environmental.  Seller represents that, to Seller’s knowledge, all underground tanks at the Property have been identified to Purchaser.  Seller covenants to identify and provide a copy of all environmental permits used in its business at the Property within five (5) days after the Effective Date. Seller further covenants to file to all required documentation to cancel or close each of such environmental permits as follows: (i) for all permits other than the Notice of Registration/ Solid Waste Registration, file the required documentation no later than 30 days after Seller’s printing operations at the site cease, and (ii) for the Notice of Registration/Solid Waste Registration, file the required documentation within then (10) days of the TCEQ’s issuance of closure of the Waste Units (defined below).  Seller will timely provide Purchaser with a copy or evidence of the same.

6.1.12 Property Information.  To Seller’s current actual knowledge, the Property Information provided to Purchaser is in materially the same form as such information that Seller relies on in its ordinary course of business.

6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date, as follows:

6.2.1 Organization.  Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Texas, and qualified to do business in the State of Texas.

6.2.2 Authority/Consent.  Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement.

6.2.3 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, threatened, against Purchaser.

6.2.4 Compliance with Laws and Court Orders. Neither Purchaser nor any director, officer, employee or agent of Purchaser (acting in such capacity) is in violation of or has at any time violated any law that is binding upon or applicable to such party (an “Applicable Law”), including but not limited to Anti-Bribery Laws, and to the knowledge of Purchaser is not under investigation or the subject of any investigation, inquiry, allegation, litigation or administrative or enforcement proceedings with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or governmental authority outstanding (a) against Purchaser or any director, officer, employee, or agent of Purchaser or (b) that in any manner seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated by this Agreement. As used herein, (i) “Anti-Bribery Law” means all and any of the following, as applicable: the US Foreign Corrupt Practices Act of 1977, as amended; the Canadian Corruption of Foreign Public Officials Act; the UK Bribery Act 2010; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable anti- bribery or anti-corruption related laws or provisions.

6.2.5 Anti-Money Laundering and Terrorist Financing. Purchaser, and to the 12

Purchaser’s knowledge, each officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Purchaser, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Purchaser's Affiliates” or a “Purchaser Affiliate”) is in compliance with all applicable Money Laundering Laws. Purchaser has conducted diligence on each of its sponsors and ultimate beneficial owners to determine that the funds invested are derived from lawful sources. None of the funds held by Purchaser or, to Purchaser’s knowledge, invested in Purchaser at any time have been derived, or are alleged to have been derived, from criminal or unlawful activity. Purchaser and each applicable Purchaser Affiliate has complied and will comply with applicable Money Laundering Laws in connection with this transaction. As used herein, “Money Laundering Law” means any and all of the following, as applicable: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (PCMLTA), 18 U.S.C. §§ 1956 and 1957 and any other applicable anti-money laundering or anti-terrorism financing related regulations, provisions and/or restrictions on the transfers of the proceeds of criminal activity

6.2.6 Sanctions.  Neither Purchaser nor, to Purchaser’s knowledge, any Purchaser Affiliate are a Sanctioned Person, and no Purchaser Affiliate is owned or controlled by a Sanctioned Person. Purchaser and, to Purchaser’s knowledge, any Purchaser Affiliate are in material compliance with applicable Sanctions and have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions. Purchaser and Purchaser’s Affiliates have not, during the past five years, entered into any agreement, transaction, or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory.   As used herein (a) “Sanctions” means any applicable economic or financial sanctions administered by the US Treasury Department’s Office of Foreign Assets Control (“OFAC”), the US State Department, or any other governmental agency of the US government, Canada, the United Nations, the European Union, or any member state thereof, and the United Kingdom, including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (b) “Sanctioned Person” means any person, organization or vessel (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or on any list of targeted persons issued under the Economic Sanctions Law of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Economic Sanctions Law; and (c) “Sanctioned Territory” means any country or other territory targeted by a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, include, but not limited to, Cuba, Iran, North Korea, Syria, and the Crimea and separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine.

6.2.7 Employee Benefits. (a) None of Purchaser’s assets constitute or will constitute assets of any employee benefit plan or entity that is subject to (i) Title I of ERISA, (ii) Section 4975 of the Code, or (iii) any laws regulating investments of and fiduciary obligations with respect to any other plan or entity, including governmental plans and church plans, that are similar to those described under Section 406 of ERISA or 4975 of the Code; (b) Purchaser does not maintain, sponsor, contribute to or have any liability or obligation (contingent or otherwise), or has ever maintained, sponsored, contributed to or otherwise had any liability or obligation

(contingent or otherwise), with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), including by reason of an ERISA Affiliate; and (c) neither Purchaser nor any ERISA Affiliate has any obligation under any “employee benefit plan” (as defined in Section 3(3) of ERISA), with respect to which Purchaser would have any liability, or that could result in a lien under ERISA attaching to the Property.

6.3 General Provisions.

6.3.1 Seller’s Warranties Deemed Modified. To the extent that Purchaser is deemed to know prior to the expiration of the Inspection Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Purchaser’s deemed knowledge. Purchaser and Purchaser’s Representatives shall be “deemed to know” any fact, circumstance or information or shall have “deemed knowledge” of the same to the extent (a) Yaoyao Cao or Matao Cao have actual knowledge of a particular fact or circumstance or information that is inconsistent with any Seller’s Warranty, or (b) this Agreement, the documents delivered at Closing (the “Closing Documents”), the Property Information, any notice sent to Purchaser, any estoppel certificate executed by any tenant of the Property or any other party, and certified to Purchaser, or any final reports prepared or obtained by Purchaser in connection with Purchaser’s due diligence discloses a particular fact or circumstance or contains information which is inconsistent with any Seller’s Warranty.

6.3.2 Breach of Warranties Prior to Closing. If after the expiration of the Inspection Period but prior to the Closing, either Purchaser or Seller obtains actual knowledge that any of the representations or warranties made herein are untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing).  In the event of any breach of a Seller’s Warranty, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable extension of the Closing Date (not to exceed thirty (30) days) for purposes of such cure. If any notice delivered pursuant to this Section 6.3.2 discloses that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, and the same remains uncured as of the Closing Date (as Seller may elect to extend pursuant to this Section), Purchaser may either (i) exercise Purchaser’s rights under Section 11.1, or (ii) waive such breach and proceed to Closing. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for all purposes of this Agreement only if Purchaser’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00). If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect as set forth herein, Purchaser shall be deemed to waive such misrepresentation or breach of warranty, and Purchaser shall be required to consummate the transaction contemplated herein without any reduction of or credit against the Purchase Price.

6.3.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Katy Murray in her capacity as President (the “Seller Knowledge Individual”), without investigation or review, and not any implied, imputed or constructive knowledge of such individual or of Seller.  In no event shall the Seller Knowledge

Individual have any personal liability hereunder.

6.3.4 Survival Period.  All of the representations and warranties set forth in this Article 6 and in any document executed by Seller pursuant to this Agreement shall survive the Closing until the date that is nine (9) months after the Closing Date (the “Survival Period”).  The party (the “Non-Breaching Party”) who discovers an alleged breach or failure of any representation or warranty by the other party (the “Breaching Party”) shall provide the Breaching Party with written notice containing the specific nature of any such alleged breach (a “Notice of Breach”) by the Breaching Party within five (5) days after the Non-Breaching Party’s discovery of such alleged breach or failure.  The Non-Breaching Party shall commence a lawsuit filed in a court of competent jurisdiction (a “Suit”) with respect to any breach or failure that is the subject of the Notice of Breach, if at all (as provided below), on or before the date that is thirty (30) days after the expiration of the Survival Period (“Suit Deadline”).  Seller and Purchaser acknowledge and agree that the resolution of such Suit may not occur until after the expiration of the Survival Period, and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which both: (a) the Breaching Party receives a Notice of Breach before the expiration of the Survival Period, and (b)  the Non-Breaching Party files a Suit and serves the Breaching Party with respect thereto prior to the Suit Deadline, covering the full scope of the alleged breach or failure.  Except as specifically provided in this paragraph or otherwise in this Agreement, none of Seller’s representations, warranties, indemnities, covenants or agreements shall survive the Closing. Purchaser specifically acknowledges that such termination of liability represents a material element of the consideration to Seller.

6.3.5 Survival. The provisions of this Section 6.3 shall survive the Closing or any earlier termination of the Agreement.

ARTICLE 7 Covenants of PURCHASER AND Seller

7.1 Operation of Property.  From the Effective Date until the earlier of (i) the termination of this Agreement, and (ii) Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.

7.1.1 (a)From the Effective Date until the Closing, Seller shall continue to maintain and repair the Property and maintain insurance on the Property, all in substantially the same manner as it has prior to the Effective Date.  Provided, Seller shall have no obligation to spend or complete any capital expense items (repairs, replacements or otherwise) from the Effective Date until the earlier of the termination of this Agreement and Closing. However, Seller shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) other than (i) repairs and maintenance, (ii) those needed in case of an emergency, and (iii) any alterations to the printing presses or systems that support the printing presses, make any material alterations to or upon the Property;

(ii) enter into any new Contracts or Leases that will affect the Property after the Closing if the same are not terminable without premium or penalty by Purchaser upon thirty (30) days’ or less prior written notice following the Closing;

(iii) alter or amend the zoning classification of the Real Property in any manner that will not be released prior to Closing, subject to the Permitted Exceptions; or

(iv)enter into a new easement or restrictive covenant filed of record against title to the Property.

(b)Notwithstanding anything in this Section 7.1.1 or the Agreement to the contrary, Seller is hereby authorized to remove the Excluded Property from the Real Property prior to the Closing Date.

(c)Whenever in this Section 7.1.1 Seller is required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s receipt of request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller in writing of its disapproval within said five (5) Business Day period, Purchaser shall be deemed to have approved same.

7.1.2 Seller shall use commercially reasonable efforts to request an estoppel certificate executed by the tenant under the Lease Agreement set forth in Item 1 of Schedule 1.1.4 (the “Tenant Estoppel”).

7.1.3 Prior to the expiration of the Inspection Period, Purchaser may provide written notice to Seller of Purchaser’s request for Seller to cancel any Contracts (the “Contract Termination Notice”); provided, however, Purchaser shall not have the right to request cancellation of (i) any Contracts that are not terminable on thirty (30) days or less notice, and (ii) any Contracts that require the payment of a termination fee or similar type of charge or penalty (unless Purchaser agrees to pay such termination fees, charges and penalties, as applicable). Seller shall use commercially reasonable efforts to terminate contracts pursuant to the Contract Termination Notice, but any not terminated shall be “Assumed Contracts”.

7.2 Post-Closing Remediation.  The parties acknowledge that (i) following the Closing Date, Seller will retain possession of certain portions of the Property and continue business operations in such space pursuant to the Post-Closing Lease (defined below), (ii) two hazardous waste management units (the “Waste Units”) existing on the Property as of the Effective Date are registered with the Texas Commission on Environmental Quality (the “TCEQ”), (iii) Purchaser shall file a Core Data Form at closing and a Notice of Registration with the TCEQ as owner of the Property once Seller has delivered a TCEQ close out and closure letter to Purchaser unless the TCEQ specifically requires that Purchaser does so at an earlier time. Purchaser agrees to take all acts reasonably requested by Seller in connection with the Waste Unit Registration and any other documentation associated with Seller’s activities on the Property in conjunction with its activities under this Section 7.2. Seller agrees to timely provide Purchaser with all non-confidential non-

attorney client communication (or work product) documentation associated with Seller’s actions on the Property to the extent done pursuant to this Section 7.2, whether or not provided to the TCEQ. Seller agrees to use commercially reasonable efforts to close out the Waste Units and restore the same to the standard customary to a commercial industrial property where the improvements remain in place as a cap, provided further that if groundwater contamination is detected, Seller’s obligation shall be further limited to that standard applicable to a commercial-industrial property with no use of groundwater if either the Seller obtains a Municipal Settings Designation or the Purchaser files a deed restriction prohibiting the use of groundwater on the Property, which Purchaser agrees it will file promptly upon request of Seller, in a form and substance acceptable to the TCEQ. Seller further agrees to indemnify, defend, and hold Purchaser harmless for actual third-party damages and liabilities caused by Seller’s failure to close out, close and remediate if required by Applicable Law the Waste Units in accordance with this Section 7.2.  Following the close out and closure of the Waste Units by the TCEQ, Purchaser agrees that it will maintain the improvements as a cap and will, if required, periodically report on such cap to the TCEQ; Purchaser’s obligation shall survive Closing. Notwithstanding anything in this Agreement to the contrary (except as provided in the preceding sentence), this Section 7.2 shall survive the Closing for a period of two (2) years.

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Purchaser’s Obligation to Close.  Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.

8.1.1 Seller shall not be in breach of any covenants under this Agreement that remain uncured after notice and cure pursuant to Section 11.1 below.

8.1.2 Subject to payment of the title insurance premiums, the Escrow Agent shall be prepared to issue to Purchaser an owner’s policy of title insurance insuring Purchaser’s fee simple title to the Property, subject only to the Permitted Exceptions.

8.1.3 Seller shall terminate any leases or occupancy agreements for any tenants at the Property prior to Closing (if any), except for the Leases set forth in Schedule 1.1.4.

8.2 Conditions Precedent to Seller’s Obligation to Close.  Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:

8.2.1 No Purchaser default shall exist under this Agreement that remains uncured after notice and cure pursuant to Section 11.2 below.
8.3 Failure of a Condition

8.3.1 In the event that any condition precedent to Closing (other than a failure of Purchaser’s obligations under Section 9.3.2) has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”)

shall give notice (on the scheduled Closing Date) to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied.  If the conditions specified in such notice are not satisfied within five (5) Business Days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser (except in the case of a condition failure under Section 8.2, the Deposit shall be released to the Seller); provided, however, that if such failure of a condition is due to a default by one of the parties, the disposition of the Deposit shall be governed solely by Article 11 of this Agreement.  Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, are not satisfied within the five (5) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to ten (10) additional days, by giving notice thereof to Purchaser within such five (5) Business Day period.  Further, Purchaser shall have the right to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice.

8.3.2 Each party’s inability to satisfy a condition of this Agreement shall not be considered a default by such party hereunder unless such inability results from a breach of any express representations, covenants and obligations hereunder.

8.3.3 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no actual or deemed knowledge as of Closing.

ARTICLE 9 CLOSING

9.1 Closing Date.  The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Escrow Agent, via an escrow closing, on or before February 1, 2025 (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”).  If the Closing Date occurs on a date that is not a Business Day, the same shall be automatically extended to the first Business Day thereafter. Purchaser and Seller agree to use commercially reasonable efforts to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including but not limited to the settlement statement, and to deliver all such documents to the Escrow Agent in escrow not later than the end of the Business Day immediately preceding the Closing Date.

9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:
9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents to Escrow Agent:

9.2.1.1 Deed in the form of Exhibit C hereto (the “Deed”);
9.2.1.2 Bill of Sale in the form of Exhibit D hereto;

9.2.1.3 Assignment and Assumption Agreement with respect to the Leases, the Assumed Contracts, the Permits and the Intangibles in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”);

9.2.1.4 Certificate of Non-Foreign Status in the form of Exhibit F (“FIRPTA Certificate”);
9.2.1.5 Settlement statement showing all of the payments, adjustments and prorations provided in Section 9.5 and otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”);
9.2.1.6 A duly executed affidavit in the form attached hereto as Exhibit G (the “Owner Affidavit”);
9.2.1.7 Post-Closing Lease by and between Purchaser, as landlord, and Seller as tenant, in the form of Exhibit H (the “Post-Closing Lease”);
9.2.1.8 Tenant Notice Letters by and between Purchaser, as new landlord, and Seller, a former landlord, in the form of Exhibit I (the “Tenant Notice Letter”);
9.2.1.9 Any documentation reasonably required in connection with the Waste Unit Registration; and

9.2.1.10 Such evidence as is reasonably required by the title underwriter evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein.

9.2.2 Possession. Seller will deliver to Purchaser possession of the Property, subject to the Leases and the Permitted Exceptions.

9.2.3 Keys.  Seller will use commercially reasonable efforts to deliver to Purchaser all keys for the Property in the possession of Seller, including, without limitation, any master keys as well as combinations, card keys and cards for the security systems, if any, in possession of Seller, which may be delivered to the Property and outside of escrow with Escrow Agent.

9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:
9.3.1.1 Assignment and Assumption Agreement;

9.3.1.2 Settlement Statement;
9.3.1.3 Post-Closing Lease;
9.3.1.4 Any documentation reasonably required in connection with the Waste Unit Registration; and

9.3.1.5 Such evidence as may be reasonably required by the title underwriter with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser.

9.3.2 Payment of Consideration.  Purchaser shall pay to Escrow Agent by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided hereby).  The net closing proceeds due to Seller shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, not later than 2:00 p.m. (Central time) on the Closing Date. In the event the Purchase Price is not received by the Escrow Agent by 2:00 p.m. (Central Time), but the Purchase Price is delivered after 2:00 p.m. (Central Time), on the Closing Date then such later delivery shall not be a Purchaser event of default or breach of the Agreement so long as Seller receives the Purchase Price on the Closing Date. If such proceeds are not timely received,  Purchaser shall be required to reimburse Seller for all per diem interest and similar charges that may be due to Seller’s lender, and the same shall be added to the Settlement Statement as a Purchaser charge.

9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.
9.5 Costs and Adjustments at Closing.

9.5.1 Expenses.  At Closing, Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (1/2) of the escrow fee charged by Escrow Agent, (c) the recording charges for the Deed, (d) all charges and costs for any title examinations, title commitments and the base premium for owner’s title insurance (excluding the costs of any endorsements requested by Purchaser and the cost of any lender title premium), (e) the costs of removing any lien or other encumbrance required to be removed by Seller pursuant to this Agreement, (f) costs and expenses related to the Existing Survey, and (g) all documentary stamp transfer taxes, transfer fees, deed taxes and other similar taxes associated with the sale.  Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) costs and expenses related to the Updated Survey, (iii) the costs and expenses related to all of Purchaser’s due diligence studies and investigations, including any environmental studies, (iv) one-half (1/2) of the escrow fee charged by Escrow Agent, (v) all costs related to Purchaser’s financing of the Property, and (vi) the costs of any title endorsements requested by Purchaser and the cost of any lender title premium.  Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Collin County, Texas.

9.5.2 Real Estate and Personal Property Taxes. Real estate, personal property, ad valorem taxes and non-ad valorem assessments shall be prorated as of the Proration Date based 20 on the 2024 tax and assessment bills and calculated based on the Proration Date (as hereinafter defined) and on the basis of actual 2024 tax bill (using the highest available discounted rate). The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Proration Date.  As used herein, the term “Proration Date” shall mean 11:59 p.m. Central time on the date immediately prior to the Closing Date.

9.5.3 Rents.  All rents and other costs or charges paid by tenants under the Leases shall be prorated as of the Proration Date, to the extent actually collected by Seller.  With respect to any rent or charges that are delinquent prior to Closing, Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller shall not be entitled to file or pursue any eviction proceedings or otherwise dispossess such tenants.  Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. From and after Closing and for a period of ninety (90) days thereafter, Purchaser shall use commercially reasonable efforts to collect from the tenants all rents that are delinquent for the period prior to Closing, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

9.5.4 Utilities.  Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Proration Date.  If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date.  If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Proration Date on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued.  Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser.  Seller shall be entitled to retain any utility security deposits to be refunded.  At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

9.5.5 Contracts.  All payments made or required under Contracts assumed by Purchaser shall be adjusted and apportioned as of the Proration Date.  Notwithstanding the foregoing, Seller shall retain and reserve from the sale initial inducement (or “up front”) payments made to Seller by vendors.

9.5.6 Insurance Policies.  Premiums on insurance policies will not be adjusted.  As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.

9.5.7 Closing Statement.  Not later than three (3) Business Days prior to the Closing, Seller or its agents or designees shall provide Escrow Agent all information necessary to prepare a closing statement (the “Closing Statement”) that will show the net amount due either to

Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing, as applicable.  Not later than the date that is one hundred eighty (180) days after the Closing Date, Seller and Purchaser shall reprorate the adjustments and prorations provided for herein, other than the proration for the estate, personal property and ad valorem taxes, respecting any items that were not capable of being determined as of the Closing Date or that previously were wrongfully determined and need to be corrected and the manner in which such items shall be determined and paid.  The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement shall be paid in cash by the party obligated therefor within ten (10) Business Days following the reproration by Seller and Purchaser.  The reprorations agreed to by Seller and Purchaser not later than one hundred eighty (180) days after the Closing Date shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at the time such reproration has been made by Seller and Purchaser, which items shall be determined and paid promptly as soon as they are capable of being determined.  Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein. Notwithstanding anything herein to the contrary, when the actual amount of taxes for the 2025 tax year is finally ascertained, any further adjustment will be promptly made between the parties in cash.

9.5.8 Survival. The provisions of this Section 9.5 shall survive Closing.
ARTICLE 10 DAMAGE AND CONDEMNATION

10.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.

10.1.1 Minor Damage.  If the estimated cost for repairing such damage is less than five percent (5%) of the Purchase Price (as determined by Seller’s independent consultant) (the “Casualty Threshold”), then Purchaser shall have the right at Closing to receive (i) the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss (reduced by amounts spent by Seller, if any, to repair damage and excluding rent loss insurance and business interruption insurance applicable to pre-closing periods), or (ii) an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

10.1.2 Major Damage.  If the estimated cost for repairing such damage exceeds the Casualty Threshold, then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) Business Days after Seller’s notice of damage to Purchaser, either (i) to receive the amount of the deductible plus all insurance proceeds (reduced by amounts spent by Seller, if any, to repair damage and excluding rent loss insurance and business interruption insurance applicable to pre-closing periods) received by Seller as a result of such loss, or (ii) to receive  an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement.  If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit and Inspection Non-Refundable Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.  If Purchaser fails to notify Seller within such five (5) Business Day period (or such shorter period so as to permit Closing to occur not later than the Closing Date, time being strictly of the essence) of Purchaser’s election to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.  Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

10.2 Condemnation and Eminent Domain.  In the event that any condemnation proceedings are instituted, or notice by an entity with authority of eminent domain of intent to condemn or exercise eminent domain is given, with respect to all or any portion of the Property that would result in an award or payment of consideration for the taking, as offered by the taking authority of more than five percent (5%) of the Purchase Price (collectively, a “Taking”), Purchaser may elect to terminate its obligations under this Agreement, in which event the Deposit and Inspection Non-Refundable Deposit will be returned to Purchaser and, except for any Surviving Obligations, neither party will have any further liability or obligation hereunder.  If Purchaser does not elect to terminate this Agreement  before the earlier of (i) five (5) Business Days after Purchaser receives written notice from Seller of the occurrence of a condemnation proceedings, and (ii) the Closing Date, then Purchaser will be deemed to have elected to proceed with Closing, in which event Seller will pay to Purchaser any proceeds or awards theretofore received by Seller and assign to Purchaser all of Seller’s right, title and interest to any other claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the portion of the Property in question.  If Purchaser does not elect to terminate this Agreement within such ten (10) day period, the Purchase Price will not be reduced, and the parties shall close in accordance with the terms of this Agreement.

ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS

11.1 Seller Default.  If the sale of the Property as contemplated hereunder is not consummated due to Seller’s material default hereunder, or if any one or more of the Seller’s representations or warranties are breached in any material respect, then Purchaser shall give Seller written notice of such breach or default (containing reasonable detail regarding the same) on or prior to three (3) Business Days after Purchaser discovers the breach and Seller shall have five (5) Business Days from the date of receipt of such notice to cure such breach or default and, if necessary to accommodate such cure period, the Closing Date shall be extended accordingly.  If Seller fails to cure such breach or default within such five (5) Business Day period, then Purchaser shall have the right to elect, as its sole and exclusive remedy, to either (i) terminate this Agreement and receive the return of the Deposit and the Inspection Non-Refundable Deposit (which return will operate to terminate this Agreement and release Seller from any and all further liability hereunder) and, if such breach or default is due to the willful or intentional breach of this Agreement by Seller, Seller shall reimburse Purchaser for actual, reasonable and documented third party costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Purchaser in connection with the transaction contemplated in this Agreement, not to exceed

Seventy Five Thousand Dollars ($75,000.00) in the aggregate (with reasonable supporting evidence of such costs provided by Purchaser to Seller) (the “Pursuit Costs), (ii) waive the default or breach and proceed to close the transaction contemplated herein, or (iii) seek specific performance of Seller’s obligations hereunder, provided that Purchaser must commence any action for specific performance within thirty (30) days of expiration of Seller’s cure period.  Purchaser waives any right to pursue any other remedy at law or equity.    This Agreement confers no present right, title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with the filing of a suit for specific performance, subject to Section 15.12 below.  Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any liability on the part of Seller for breaches of representations and warranties or other defaults of which Purchaser had deemed knowledge of as of the Closing.

11.2 Purchaser Default.  If Purchaser shall default in any obligation under this Agreement, then Seller shall give Purchaser written notice of such breach or default (containing reasonable detail regarding the same) on or prior to three (3) Business Days after Seller discovers the breach and Purchaser shall have five (5) Business Days from the date of receipt of such notice to cure such breach or default and, if necessary to accommodate such cure period, the Closing Date shall be extended accordingly.  Notwithstanding the foregoing, but expressly subject to the terms set forth Section 9.3.2 regarding delivery of the Purchase Price to Escrow Agent after 2:00 p.m. (Central Time) on the Closing Date and Seller’s receipt of the Purchase on the Closing Date,  Purchaser shall not be entitled to notice and opportunity to cure for failure to deliver the Purchase Price on the Closing Date.  If Purchaser fails to cure such breach or default within such five (5) Business Day period, or if Purchaser has no right to cure, then Seller shall have the right, as its sole and exclusive remedy to terminate the Agreement and obtain and retain, and to unilaterally instruct the Escrow Agent to deliver to Seller, the Deposit as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain.  Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Deposit, together with the interest thereon, represents a reasonable estimate of Seller’s damages.  If this Agreement is so terminated, Purchaser shall have no further right, title, or interest in or to the Property. For the avoidance of doubt, any termination of this Agreement pursuant to this Section 11.2 shall in no way limit any obligations or liabilities or Purchaser that expressly survive the termination or Closing of this Agreement.

11.3 Limitations on Liability.

11.3.1 Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, Seller shall have no liability whatsoever to Purchaser for any breach or other claim related to this transaction, the Property, this Agreement, or the Closing Documents unless (a) all such claims are made during the Survival Period as defined in Section 6.3.4 and are otherwise permitted to be made under such Section, and (b) the valid claims for any such breach or claims collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, in connection with this transaction, the Property, under this Agreement, and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s representations or warranties for which a claim is timely made by Purchaser, and all amounts owed under Section 15.14) shall not exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00)  (the “Liability Cap”); provided, however, that the foregoing cap on the liability of Seller shall not be applicable to any liability that Seller may have with respect to the post-closing reproration obligations pursuant to Section 9.5.8. Additionally, the Liability Cap shall not be applicable in the event of any claim based on or as a result of Seller fraud or for post-closing prorations (including taxes) and shall not limit any Seller indemnity obligations pursuant to Section 7.2 of this Agreement.

11.3.2 Notwithstanding anything to the contrary contained in this Agreement, neither party shall be liable to the other for any punitive, consequential, indirect or special damages.
ARTICLE 12 BROKERAGE COMMISSION

12.1 Brokers.  Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller that, except for Holt Lunsford Commercial and Foundry Commercial (collectively, the “Seller’s Brokers”) and Preston Capital Realty (“Preston”) and Paladin Partners (together with Preston, the “Buyer Brokers”), there is no broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Seller hereby agrees to pay a total of one and a half percent (1.5%) of the Purchase Price to the Buyer Brokers, to be split between such Buyer Brokers, at Closing. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12.  Notwithstanding anything to the contrary contained in this Agreement, the foregoing indemnification will survive Closing or the termination of this Agreement, however caused.

ARTICLE 13 NOTICES

13.1 Notices.  All notices (including, without limitation, approvals, consents and exercises of rights or options) required or permitted to be given hereunder will be in writing and will be served on the parties at the addresses set forth below or to such other address as the party entitled to receive such notice may, from time to time hereinafter, designate by giving written notice pursuant hereto.  Any such notice must be sent by either (a) personal delivery, in which case notice will be deemed delivered upon delivery or refusal or failure to accept an attempted delivering during normal business hours, (b) email, with written confirmation by overnight delivery, in which case notice will be deemed delivered upon transmission of such email notice, or (c) by overnight delivery using a nationally recognized overnight courier (e.g., Federal Express), in which case notice will be deemed delivered upon delivery or refusal or failure to accept an attempted delivering during normal business hours.  Notices may be given by either party’s attorney.  Notices must be given to the addresses shown below.  A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

As to Seller:	The Dallas Morning News, Inc. 1954 Commerce Street Dallas, Texas 75201 Attention: Katy Murray Email: kmurray@dallasnews.com

With copies to:	Haynes and Boone, LLP 2801 N. Harwood Street Suite 2300 Dallas, Texas 75201 Attention: Keenan Kolendo Email: keenan.kolendo@haynesboone.com
As to Purchaser:	2201 Luna Road, LLC [********] [********] [********] Attn: [********] Email: [********]

With a copy to:	Wick Phillips 3131 McKinney Avenue, Suite 500 Dallas, Texas 75204 Attention: Chris Fuller and Seth Sloan
Email: chris.fuller@wickphillips.com; seth.sloan@wickphillips.com

As to Escrow Agent:	Republic Title of Texas, Inc 2626 Howell Street, 10th Floor Dallas, Texas75204
Attention: Cathy Moeller Email: cmoeller@republictitle.com

ARTICLE 14 ASSIGNMENT

Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested.  Notwithstanding the foregoing, Purchaser may assign its rights hereunder to a wholly owned subsidiary or an affiliate controlled by, or under common control with Purchaser without Seller’s consent (a “Permitted Assignment”), provided, however, any Permitted Assignment will not relieve the original Purchaser of any of its obligations under this Agreement, and Purchaser must notify Seller in writing of any such Permitted Assignment at least five (5) Business Days prior to Closing, and provide to Seller a copy of the fully executed assignment.

ARTICLE 15 MISCELLANEOUS

15.1 Entire Agreement.  This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number.  Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions.  The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Texas (without reference to conflicts of laws principles).

15.7 Exhibits.  All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction.  Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability.  In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Time of Essence.  Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

15.11 Business Days.  “Business Day” means any day on which business is generally transacted by banks in the State of Texas.  If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum or Lis Pendens.  Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Purchaser agrees not to file any notice of pendency or other instrument (including any lis pendens) against the Property or any portion thereof in connection herewith.  Purchaser agrees to indemnify Seller against all Losses (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser of such notice of pendency or other instrument (including any lis pendens), regardless of whether such notice or lis pendens is permitted to be filed.  This section shall survive the Closing or the earlier termination of this Agreement.

15.13 Press Releases.  Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public.  After the Closing has occurred, Seller and Purchaser shall each have the right to issue a press release or public announcement regarding consummation of the transactions contemplated in this Agreement, but any such release or announcement (other than any announcements or releases in connection with governmental regulatory, disclosure, tax and reporting requirements, including those of the U.S Securities and Exchange Commission) may not disclose the Purchase Price, and may only identify the name of the counterparty with the counterparty’s written consent.

15.14 Attorneys’ Fees and Costs.  In the event either party is required to resort to litigation to enforce its rights under this Agreement, the non-prevailing party in such litigation shall pay the costs, expenses and attorneys’ fees incurred by the prevailing party in connection with such action.

15.15 Counterparts and Expiration of Offer.  This Agreement may be executed in multiple counterparts which shall together constitute a single document.  However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained.  An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.  Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing.

15.16 Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.17 Confidentiality. Except as provided otherwise in this Section 15.17, Seller, Purchaser and their respective representatives shall hold in confidence the terms of this Agreement 28 and the transaction contemplated hereby and all data and information obtained from the other (and with respect to Purchaser’s obligations, with respect to the purchase, sale, construction, operation and management of the Property, whether obtained before or after the execution and delivery hereof, and including the results of investigations undertaken pursuant to Article 5), and shall not use such terms, data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder. It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, including those of the U.S. Securities and Exchange Commission.  The provisions of Section 15.17 shall survive the closing or termination of this Agreement for three (3) years following the Effective Date.

15.18 Jurisdiction and Service of Process.  The parties hereto agree to submit to personal jurisdiction in the State of Texas in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of Texas and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court.  The provisions of this Section 15.18 shall survive the Closing or the termination hereof.

15.19 Exculpation.  Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individual or any Seller Party, arising out of or in connection with this Agreement or the transactions contemplated hereby.  Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any Seller Party with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing provisions of this Section 15.19, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against a Seller Party, and hereby unconditionally and irrevocably releases and discharges all Seller Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against any Seller Party in connection with or arising out of this Agreement or the transactions contemplated hereby.   Seller agrees that it does not have and will not have any claims or causes of action against the Yaoyao Cao (“Purchaser’s Knowledge Individual”) or any affiliates or subsidiaries of Purchaser (“Purchaser Party”), arising out of or in connection with this Agreement or the transactions contemplated hereby.  Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any Purchaser Party with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing provisions of this Section 15.19, Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser’s Knowledge Individual or a Purchaser Party, and hereby unconditionally and irrevocably releases and discharges all Purchaser Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against any Purchaser Party in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 15.19 shall survive the termination of this Agreement and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

The Dallas Morning News, Inc.,

a Delaware corporation

By: /s/ Katy Murray

Name: Katy Murray

Title: President

PURCHASER:

2201 Luna Road, LLC,

a Texas limited liability company

By: /s/ Yaoyao Cao

Name: Yaoyao Cao

Title: Manager

Exhibits and Schedules

Exhibits

Exhibit A – Legal Description

Exhibit B – Escrow Agreement

Exhibit C – Form of Special Warranty Deed

Exhibit D – Form of Bill of Sale

Exhibit E – Form of Assignment and Assumption Agreement

Exhibit F – Form of FIRPTA

Exhibit G – Form of Owner Affidavit

Exhibit H –  Form of Post Closing Lease

Exhibit I – Form of Tenant Notice Letter

Schedules

Schedule 1.1.4 – Rent Roll

Schedule 1.1.6 – Contracts

Schedule 1.2 – Specified Personal Property

Schedule 6.1.3  – Litigation

Schedule 6.1.7 – Violations of Law

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Deposit required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Deposit, and the interest earned thereon, pursuant to the provisions of this Agreement.

REPUBLIC TITLE OF TEXAS, INC.

Date executed by Escrow Agent:        By: /s/ Cathy Moeller

            Name: Cathy Moeller

12/16/2024                                          Title: Senior Vice President